Exhibit 3.10.1
Información Mercantil interactiva de los Registros Mercantiles de España
REGISTRO MERCANTIL DE BARCELONA
Expedida el día: 18/05/2011 a las 15:26 horas.
ESTATUTOS
DATOS GENERALES

Denominación:	LABORATORIOS GRIFOLS SA

Inicio de Operaciones:	05/06/1989

Domicilio Social:	POLIGONO LEVANTE C/CAN GUASCH S/N PARETS DEL VALLES

Duración:	INDEFINIDA

C.I.F.:	A58852617

Datos Registrales:	Hoja B-111831 Tomo 42375 Folio 184

Objeto Social:	CONSISTIRÁ EN LA PRÁCTICA DE INVESTIGACIONES CLÍNICAS Y BIOLÓGICAS Y LA PREPARACIÓN DE REACTIVOS Y PRODUCTOS TERAPÉUTICOS Y DIETÉTICOS, Y EN ESPECIAL EN LOS SERVICIOS DE BANCO DE SANGRE Y ETC.

Estructura del órgano:	Administradores Solidarios/Indistintos

Último depósito contable:	2009

  ASIENTOS DE PRESENTACION VIGENTES
No existen asientos de presentación vigentes

  SITUACIONES ESPECIALES
No existen situaciones especiales

  ESTATUTOS
ESTATUTOS TITULO I DENOMINACION, OBJETO, DOMICILIO Y DURACION Artículo 1.- La Compañía denominada LABORATORIOS GRIFOLS, S.A., es de naturaleza mercantil, forma de anónima, nacionalidad española y se rige por los presentes Estatutos y, en cuanto en ellos no estuviere dispuesto o sea de aplicación preceptiva, por el Texto Refundido de la Ley de Sociedades Anónimas de 22 de Diciembre de 1989, Código de Comercio y demás disposiciones vigentes de aplicación. Artículo 2.- El objeto de esta sociedad consistirá en la práctica de investigaciones clínicas y biológicas y la preparación de reactives y productos terapéuticos y dietéticos, y en especial en los servicios de banco de sangre y derivados, en las técnicasanalítico-clínicas y biológicas propias de las mismas. Artículo 3.- La Sociedad establece su domicilio en Polígono Levante, Calle Can Guasch s/n, 08150 Parets del Valles, pudiendo acordar su traslado dentro del mismo término municipal, establecer sucursales, oficinas o agencias en cualquier lugar de España odel extranjero, por acuerdo dei órgano de Administración. Artículo 4.- La duración de la Sociedad será por tiempo indefinido. Artículo 5.- El ejercicio social empezará el día primero de enero y terminará el día 31 de diciembre de cada año; por excepción el ejercicio que terminará el 31 de diciembre de 1997, se ha iniciado el dia 1 de agosto de 1997. TITULO II CAPITAL SOCIAL Y ACCIONES Artículo 6.- El capital social se fija en la suma de 11. 798.351,20 Euros, representados por 392.624 acciones nominativas, de valor nominal 30,05 Euros cada una de ellas, numeradas correlativamente del 1 al 392.624, ambos inclusive. Las acciones estarán representadas por medio de títulos, se extenderán de libros talonarios, podrán incorporar una o más acciones de la misma serie y contendrán todas las circunstancias legales previstas en el artículo 53 de la Ley de Sociedades Anónimas Las acciones están suscritas y desembolsadas en su totalidad. La Sociedad llevará un Libro Registro de Acciones en el que se anotarán las sucesivas transferencias de las acciones así como la constitución de derechos reales y otros gravámenessobre aquellas. Artículo 7.- Las acciones son indivisibles con respecto a la Sociedad, de modo que ésta no reconocerá más que a un solo propietario por cada acción. Los co-propietarios de una acción deberán hacerse representar ante la Sociedad por una sola persona, sin perjuicio de responder todos solidariamente de cuántas obligaciones se deriven de la propiedad de la acción. TITULO III DERECHOS Y OBLIGACIONES DE LOS SOCIOS Artículo 8.- La adquisición de una o más acciones presupone la conformidad y aceptación de los presentes Estatutos, y el estado o condición de accionista implica, sin excepción, no solamente la aceptaciónde los presentes Estatutos sino la conformidad con los acuerdos de la Junta General de Accionistas, con las decisiones del Órgano de Administración, el cumplimiento de todas las demás obligaciones resultantes de la escritura de constitución o la aplicación o interpretación de los presentes Estatutos, dejando a salvo, no obstante, los derechos y acciones que la Ley confiere a los accionistas. Artículo 9.- Cada acción confiere a su titular legitimo el estado o condición de accionista con los derechos y obligaciones inherentes a la misma, de acuerdo con los presentes Estatutos y las disposiciones legales en vigor, y entre ellos: 1.-Participación proporcional en los beneficios de la Sociedad. 2.- Participación proporcional en el patrimonio social que resulte de la liquidación de la Sociedad. 3.- El derecho de preferente suscripción en el caso de emisión de nuevas acciones. 4.- El derecho de asistir y votaren las Juntas Generales. 5.- El derecho de transmitir, dar en prenda, ofrecer en garantía o de cualquier otro modo disponer del titulo legal o beneficia) de sus acciones, conforme a lo dispuesto en los presentes Estatutos. 6.- Los demás conferidos por la Ley. Artículo 10.- Las acciones serán transmisibles por cualquiera de los medios admitidos en Derecho. Ello no obstante, los accionistas y subsidiariamente la Sociedad tendrán derecho preferente para adquirir la totalidad o parte de las acciones que alguno deellos se proponga transmitir por título oneroso inter-vivos a persona que no sea su cónyuge, ascendientes, descendientes a cuyo efecto deberá comunicar ala Administración de la Sociedad el número de las acciones a transmitir, el nombre y circunstancias del presunto adquirente y el precio ofrecido. La Administración lo comunicará inmediatamente a los demás accionistas, quienes tendrán un plazo de treinta días para ejercitar su derecho de adquisición preferente. Si fueren más de uno los solicitantes, las acciones se distribuirán entre ellos, proporcionalmente al número de las que ya posean. Caso de resultar exceso no prorrateable, se adjudicará sorteando una por una entre los solicitantes las acciones sobrantes, excluyéndose de los sucesivos sorteos a los ya favorecidos por los anteriores. Si ninguno de los accionistas manifestare dentro de plazo su propósito de adquirir las acciones ofrecidas, o hubiere sobrante, podrá adquiridas la Sociedad en la forma legalmente permitida, dentro de otros treinta días. Una vez comunicado al accionista enajenante que ni los socios ni la Sociedad están interesados en adquirir las acciones ofrecidas, o transcurridos los citados plazos sin comunicación alguna, podrá aquél transmitir libremente a la persona y por el precio anunciado las acciones en cuestión, con tal de hacerlo dentro de los dos meses siguientes al día en que haya quedado expedito su derecho. Transcurrido este último plazo sin haberse procedido a la enajenación, deberán repetirse los trámites indicados para intentarla de nuevo. En los casos de transmisión judicial se observarán las mismas formalidades y plazos para que los accionistas y subsidiariamente la Sociedad pueda adquirir con preferencia las acciones, a contar dichos plazos desde que el adquirente comunique ala Administración de la Sociedad la adjudicación a su favor formalizada. El mismo derecho de adquisición preferente existirá en caso de donación o transmisión “mortis-causa” a favor de personas que no sean cónyuge o ascendientes o descendientes enlínea directa del accionista, en cuyos casos los herederos, legatarios, donatarios deberán comunicar a la Administración de la Sociedad su título adquisitivo, a partir de cuyo momento se observarán los trámites y plazos previstos en los precedentes párrafos. El precio por el cual los accionistas, que ejerciten su derecho de preferencia, o la Sociedad en su caso, podrán adquirir las acciones ofrecidas, será el que corresponda al valor contable de las mismas, a menos que, en las enajenaciones onerosas, elprecio ofrecido por el presunto adquirente fuere menor. A falta de acuerdo acerca del valor real, se determinará por dos peritos, designados uno por cada parte, y en caso de discordia entre ellos, por un tercer perito nombrado por ambas partes de mutuo acuerdo, y a falta de acuerdo por el Juez. La Sociedad no reconocerá como accionista al adquirente de acciones transmitidas sin los anteriores requisitos, ni mientras éste no comunique a aquélla la adquisición ya efectuada. Si un accionista que deseare ejercitar el derecho preferente como consecuencia de una disposición legal que se lo impidiere no pudiese ejercitarlo, podrá designar persona natural o jurídica que se subrogue en su lugar y derecho a los efectos indicados. Sin perjuicio de ello, si la adquisición por un súbdito extranjero requiriese autorización administrativa, éste deberá manifestar en el plazo previsto si está o no dispuesto a adquirir, y en caso afirmativo, se suspenderán los plazos indicados en este articulo, hasta que recaiga decisión sobre el particular por la autoridad competente entendiéndose denegado si transcurridos doce meses nada se ha sabido al respecto. La iniciación del expediente por el presunto adquirente deberá efectuarse dentro del plazo máximo de un mes a contar desde lacontestación afirmativa. A fines de publicidad de lo dispuesto en el presente articulo, en los títulos representativos de las acciones figurará la mención: “La transmisión de esta acción se halla sujeta a las limitaciones establecidas en el articulo 10 delos Estatutos Sociales. TITULO IV RÉGIMEN Y ADMINISTRACIÓN DE LA SOCIEDAD ARTICULO 11.- El régimen y administración de la sociedad corresponderá a: a) La Junta general de accionistas. b) Tres Administradores Solidarios. Ello sin perjuicio de los demás cargos que por disposiciónestatutaria o imperativa de la Ley puedan nombrarse. CAPITULO PRIMERO: DE LA JUNTA GENERAL. Artículo 12.- La Junta General de Accionistas legalmente constituida representa a todos los accionistas y sus acuerdos adoptados de conformidad con estos Estatutos, serán obligatorios para todos los accionistas, incluso los disidentes y los que no hayan participado en la votación, dejando a salvo, no obstante, los derechos que la Ley confiere a los accionistas. Articulo

13.- Las Juntas Generales de Accionistas pueden ser Ordinarias o Extraordinarias. La Junta General Ordinaria sé celebrará dentro de los seis primeros meses de cada ejercicio para censurar la gestión social, aprobar en su caso las cuentas del ejercicio anterior y resolver sobre la distribución de resultados. Toda otra Junta será Considerada Extraordinaria. Las Juntas Extraordinarias se reunirán cuando lo estime conveniente el órgano de Administración de la Sociedad a iniciativa propia o por petición de socios que representen como mínimo un 5% del capital social, expresando en la solicitud los asuntos a tratar en la Junta. En este supuesto, deberá convocarse la Junta para celebrarse dentro de los treinta días siguientes a la fecha en que se hubiese requerido notarialmente al órgano de Administración para convocarla. Artículo 14.- La convocatoria de la Junta, tanto Ordinaria como Extraordinaria, se hará mediante anuncio publicado en el Boletín Oficial del Registro Mercantil, así como en uno de los diarios de mayor circulación en la provincia del domicilio social. El anuncio se publicará por lo menos con quince días de antelación a la fecha fijada para la celebración, salvo en los casos de fusión y escisión en que la antelación deberá ser de un mes como mínimo. El anuncio deberá indicar si la Junta es Ordinaria o Extraordinaria y expresará la fecha de reunión en primera convocatoria y todos los asuntos que han de tratarse. Igualmente señalará la fecha en que, si procediere, se reunirá la Junta en segunda convocatoria, debiendo mediar, por lo menos, un plazo de veinticuatro horas entre la primera y la segunda reunión. La convocatoria a las Juntas, tanto Ordinarias como Extraordinarias, se harán además individualmente a cada accionista por carta certificada si residen en España, y carta certificada por correo aéreo siresiden en el extranjero, con una antelación mínima de quince días a la fecha prevista para su celebración. Artículo 15.- La Junta General de Accionistas, tanto Ordinaria como Extraordinaria, quedará constituida validamente en primera convocatoria cuando los accionistas presentes o representados posean, al menos, el 25% del capital suscrito con derecho de voto. En segunda convocatoria, será válida la constitución de la Junta cualquiera que sea el capital concurrente a la misma. No obstante ello, para que la Junta General Ordinaria o Extraordinaria pueda acordar validamente la emisión de obligaciones, el aumento o reducción de capital, la transformación, fusión o escisión de la Sociedad y, en general, cualquier modificación de los Estatutos Sociales, será necesaria, en primera convocatoria, la concurrencia de accionistas presentes o representados que posean,al menos, el 50% del capital suscrito con derecho a voto. En segunda convocatoria será suficiente la concurrencia del 25% de dicho capital. No obstante lo dispuesto en los párrafos anteriores, la Junta se entenderá convocada y quedará válidamente constituida para tratar de cualquier asunto, siempre que esté presente todo el capital social y los asistentes acepten por unanimidad la celebración de la Junta. Artículo 16.- Para asistir a las Juntas Generales es indispensable tener las acciones inscritas en el Libro Registro de Acciones, con cinco dias de antelación a aquél en que deba celebrarse la Junta. Todo accionista que tenga derecho de asistencia conforme al párrafo anterior podrá ser representado en la Junta por medio de otra persona, aunque no sea accionista, por medio de autorización escrita firmada por el accionista ausente, en la que se especifique para qué Junta se otorga. Artículo 17.- Cada acción da derecho a un voto, y los acuerdos de la Junta se adoptarán por mayoría de votos entre los presentes y representados, salvo los casos en los que la Ley prevé una votación favorable superior. Articulo 18.- Las Juntas Generales se celebrarán en el domicilio social en la fecha y hora señaladas en la convocatoria. Juntas serán presididas por el asistente que al ef ecto designen los accionistas. El Presidente estará asistido por un Secretario, desempeñando tal función el asistente a la Junta que a este efecto designen los accionistas. El Presidente dirigirá las discusiones pudiendo resolver las cuestiones de procedimiento que surjan. Antes de entrar en el orden del día se formará la lista de asistentes, expresando el carácter o representación de cada uno y el número de acciones propias y ajenas con que concurran. Las deliberaciones y acuerdos de las Juntas se harán constar en acta sentada en el correspondiente libro, debiéndose aprobar las de cadasesión en la forma legalmente prevista. Las certificaciones de tales actas serán extendidas por las personas facultadas según la

Ley. Artículo 19.- Los acuerdos válidamente adoptados por las Juntas Generales serán desde su aprobación ejecutivos de acuerdo con lo previsto en el articulo 113 de la Ley de Sociedades Anónimas y obligatorios para todos los accionistas, incluso para los ausentes o disidentes, sin necesidad de que recaiga aprobación del acta en una Junta posterior, y salvo las acciones de impugnación y separación, en su caso, que la Ley concede a los accionistas. CAPITULO SEGUNDO: DE LA ADMINISTRACIÓN SOCIAL ARTICULO 20: La Administración y representación legal de la sociedad estará a cargo de tres Administradores Solidarios. Los Administradores serán nombrados y separados libremente por la Junta General y ejercerán el cargo por plazo de cinco años, pudiendo ser reelegidos una o más veces por períodos de igual duración máxima. La Junta General de Accionistas determinará la cuantía de la retribución, la cual vendrá constituida en una participación en las gananciasde la sociedad que será como máximo el 10% de aquéllas, respetanto lo que ordena el artículo 130 de la Ley de Sociedades Anónimas. Artículo 21.- El órgano de Administración ostentará la representación de la Sociedad, en juicio y fuera de él, en cuántos asuntos afecten al giro y tráfico de la Sociedad. TITULO V DE LAS CUENTAS ANUALES Y APLICACION DE RESULTADOS Articulo 22.- El órgano de Administración deberá formular en el plazo máximo de tres mese contados a partir del cierre del ejercicio social, las cuentas anuales, es decir, el Balance, la Cuenta dePérdidas y Ganancias y la Memoria, así como el informe de gestión y la propuesta de aplicación de resultados, correspondientes a dicho ejercicio social, con los requisitos establecidos por la Ley. Las cuentas anuales y el informe de gestión deberán ser revisados por los Auditores de Cuentas, salvo en el caso de que la Sociedad pueda presentar balance abreviado, según lo previsto en la Ley de Sociedades Anónimas, y se someterán, a examen de los accionistas, y a la consideración y aprobación, en su caso, de la Junta General Ordinaria, con los requisitos establecidos en la Ley de Sociedades Anónimas. TITULO VI TRANSFORMACION, FUSION, ESCISION, DISOLUCION Y LIQUIDACION DE LA SOCIEDAD Articulo 23.- La Junta General Extraordinaria de Accionistas convocada a tal fin, podrá acordar y llevar a cabo la transformación fusión y escisión de la Sociedad, observándose en todo momento cuánto disponen al respecto la Ley de Sociedades Anónimas y los presentes Estatutos. Artículo 24.- La Sociedad podrá disolverse previo acuerdo de la Junta General de Accionistas y por cualquiera de las causas establecidas en el artículo 260 de la Ley de Sociedades Anónimas. Artículo 25.- Acordada la disolución, la liquidación se llevará a cabo, en su caso, conforme a lo dispuesto en la Ley de Sociedades Anónimas. A tal fin, la Junta General de Accionistas nombrará uno o más liquidadores, en número impar, y les conferirá el oportuno mandato. Artículo 26.-Terminada la liquidación, el liquidador o liquidadores prepararán el Balance final y determinarán el valor de los bienes sociales y la cuota de liquidación que corresponda a cada acción. DISPOSICIONES GENERALES Articulo 27.- 1. Cualquier cuestión para la interpretación y aplicación de los presente Estatutos Sociales que lo precise, salvo aquellas reguladas por la Ley de Sociedades Anónimas, será dirimida por arbitraje de equidad, conformea la Ley 36/1988, de 5 de diciembre. 2. No podrán ocupar cargos en la Sociedad, ni ejercerlos, las personas declaradas incompatibles por cualquier precepto.